Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-126049; 333-121555; 333-118985; 333-118984; 333-106171; 333-104479; 333-100486; 333-99433; 333-90242; 333-67306 and 333-67304) of Take Two Interactive Software, Inc. of our report dated January 31, 2006, except for the effects of the restatement discussed in Note 2 and the change in segments discussed in Note 15, for which the date is February 28, 2007 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York

February 28, 2007